Exhibit 99.1

News Release

For Immediate Release

GenCorp Receives Modification to FTC’s Second Request in Connection with the Proposed Acquisition of Pratt & Whitney Rocketdyne

SACRAMENTO, Calif. – Jan. 8, 2013 – GenCorp Inc. (NYSE: GY), headquartered in Sacramento, California, announced today that it has received a modification to the request for additional information (“Second Request”) from the Federal Trade Commission (“FTC”) in connection with the Company’s proposed acquisition of Pratt & Whitney Rocketdyne from United Technologies Corporation (NYSE: UTX). The modification excludes large and medium liquid rocket engines for launch vehicles and spacecraft from the scope of the FTC’s investigation of the proposed acquisition. United Technologies has received a similar modification to the Second Request letter it received.

At this time, the FTC’s investigation of the proposed acquisition is limited to the Liquid Divert and Attitude Control Systems (“LDACS”) businesses of the Company and United Technologies. The Company is in the process of preparing its LDACS business for sale to facilitate an expeditious completion of the FTC’s investigation.

The Company expects to continue working cooperatively with the FTC as it conducts its review of the proposed acquisition.

Completion of the transaction is subject to the satisfaction of customary closing conditions, including required regulatory approvals. The Company expects the acquisition to close in the first half of 2013.

Forward-Looking Statements
This press release contains “forward-looking statements” as that term is defined in the U.S. Private Securities Litigation Reform Act of 1995. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected depending on a number of risks, uncertainties and other factors such as business climate, economic and competitive uncertainties, adverse legal and regulatory developments, and adverse changes in economic and political climates around the world. Such risks, uncertainties and other factors include, among other things: the possibility that the expected efficiencies and cost savings from the proposed transaction will not be realized, or will not be realized within the expected time period; the ability to obtain governmental approvals of the transaction on the proposed terms and schedule contemplated by the parties; and the possibility that the proposed transaction does not close, including, but not limited to, due to the failure to satisfy the closing conditions. Forward-looking statements in this document should be evaluated together with the many factors that affect GenCorp's business as described in more detail in GenCorp's Form 10-K for the year ended November 30, 2011, and any subsequent quarterly reports on Form 10-Q and current reports on Form 8-K filed with the U.S. Securities and Exchange Commission.

About GenCorp
GenCorp is a leading technology-based manufacturer of aerospace and defense products and systems with a real estate segment that includes activities related to the entitlement, sale, and leasing of the company's excess real estate assets. Aerojet is a world-recognized aerospace and defense leader providing propulsion and energetics to its space, missile defense, strategic, tactical missile and armaments customers throughout domestic and international markets. Additional information about GenCorp and Aerojet can be obtained by visiting the companies' websites at http://www.GenCorp.com and at http://www.Aerojet.com.

Contact information:
Investors: Kathy Redd, chief financial officer  916.355.2361
Media: Glenn Mahone, vice president, communications  202.302.9941
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